NEWS BULLETIN	RE:

PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At the Company:
Dan Lee	Steve Capp	Wade Hundley
Chairman & CEO	CFO	COO
(702) 784-7777	(702) 784-7777	(702) 784-7777

March 19, 2004

Pinnacle Entertainment Announces Final Results and Closing of Partial Tender Offer

for Its 9.25% Senior Subordinated Notes

LAS VEGAS, March 19 /PRNewswire-FirstCall/—Pinnacle Entertainment, Inc. (NYSE: PNK – News) announced today that it has accepted and purchased $188,000,000 aggregate principal amount of its 9.25% Senior Subordinated Notes due 2007 (“9.25% Notes”) that were tendered in response to its tender offer for up to that amount. The tender offer expired at 12:00 midnight, New York City time, on March 18, 2004.

Based on the final count by the depositary, the tender offer was oversubscribed, with an aggregate principal amount of $199,790,000 of 9.25% Notes having been tendered prior to the expiration time. The 9.25% Notes accepted for purchase in the tender offer were selected on a pro rata basis from among all tendering holders, resulting in a proration factor of approximately 94% (rounded to the nearest $1,000 of principal amount) of the 9.25% Notes tendered. Tendering holders were paid an aggregate of approximately $195,673,000, representing $1,032.08 per $1,000 principal amount of purchased 9.25% Notes plus accrued interest. As of March 19, 2004, $162,000,000 in aggregate principal amount of the 9.25% Notes remain outstanding. Bear, Stearns & Co. Inc. and Lehman Brothers Inc. acted as the dealer managers for the tender offer.

The Company used the proceeds from its recently completed issuance of $200,000,000 in aggregate principal amount of 8.25% Senior Subordinated Notes due 2012, plus additional cash on hand, to fund the purchase of the 9.25% Notes in the tender offer and the payment of associated expenses and accrued interest.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is also building a major casino resort in Lake Charles, Louisiana and has been selected for proposed two new casino and related development projects in St. Louis, Missouri, pending approval of the Louisiana Gaming Control Board, and the Missouri Gaming Commission, respectively.

For further information, please contact Dan Lee, Chairman & CEO, +1-702-784-7777, Steve Capp, CFO, +1-702-784-7777, or Wade Hundley, COO, +1-702-784-7777.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such statements and factors include, but are not limited to those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

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